Exhibit 10.1

MM Enterprises USA, LLC dba MedMen

10115 Jefferson Blvd, Culver City, CA 90232

February 14th, 2022 Dear Ana Bowman,

MM Enterprises USA, LLC dba MedMen (“the Company”), is pleased to extend an offer of Full-Time employment to you for the position of Chief Financial Officer. This is a permanently remote location position with travel as needed. This is an exempt position. In your capacity as Chief Financial Officer, you will be reporting to the Chief Executive Officer and you will perform duties and responsibilities that are reasonable and consistent with your position as may be assigned to you from time to time

This is an exempt position. In your capacity as Chief Financial Officer, you will be reporting to the Chief Executive Officer and you will perform duties and responsibilities that are reasonable and consistent with your position as may be assigned to you from time to time.

Your estimated start date will be February 22nd, 2022 with your offer of at-will employment being conditional upon successful completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you during your interview or as part of any other communication, about your employment with the Company.

Compensation. As compensation for your services, you will be paid $275,001.00, which you will receive in the amount of $10,576.92 per pay period, subject to all withholdings and deductions as required by law and paid on a bi-weekly basis. In addition to your compensation, the Company will also provide the following:

Benefits. MedMen provides 12 vacation days, 6 paid sick days, 11 paid holidays, medical, dental and vision insurance through Anthem Blue Cross Blue Shield, and an employee/patient discount. Details on these benefits, including eligibility, use, and accrual can be found in the Employee Handbook.

Your start date and this offer are contingent upon:

1.	Verification of your right to work in the United States, as shown by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment.

2.	Satisfactory completion of a background check and drug test.

3.	If required by regulations for your work site, satisfactory completion of the state’s Registered Agent Card application, which includes a separate background check run by the state.

Please look for an email with the subject line “MedMen - Time-Sensitive Background Check Instructions.” Shortly after signing the offer letter.

Adherence to Company Policies. You agree to abide by and will be subject to all applicable employment and other polices of the Company as outlined in the Employee Handbook and elsewhere. This includes our Alcohol & Drug Policy.

Separation of Employment Relationship. You and the Company agree that either you or the Company may end the employment relationship, at will, at any time, with or without cause. Nothing in this letter or in the Company's policies or procedures are intended to change the at-will nature of our relationship.

In the Event of a Change of Control: In the event a change of control of the Company any unvested stock awards outstanding on the date of the change of control will immediately vest. Additionally, if during the 12-month period commencing on the date of the change of control, the Company terminates Ana without cause or Ana initiates a termination of employment by resigning for good reason (reduction in compensation or material change in duties and responsibilities), Ana shall receive six (6) months of her base salary at the time of employment termination.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing any restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss those questions with your current or former employer before removing or copying any documents or information.

We are excited about the prospect of your joining our team. If you wish to accept this offer, please sign below and return this letter within three (3) days. This offer is open for you to accept for three (3) days from the date of this letter, at which time it will be deemed to be withdrawn.

We look forward to you joining MedMen!

Sincerely,

/s/ Michael Serruya

Michael Serruya

Chief Executive Officer

MM Enterprises USA, LLC dba MedMen

Employee Acceptance of Job Offer

/s/ Ana Bowman
Employee signature
Date
Ana Bowman	Feb 16, 2022
Printed Name